Exhibit 10.1
                                                   CONFORMED COPY



------------------------------------------------------------------














                  AGREEMENT AND PLAN OF MERGER

                              Among

                  WATSON PHARMACEUTICALS, INC.,

                      GUM ACQUISITION CORP.

                               and

                   CIRCA PHARMACEUTICALS, INC.









                   DATED AS OF MARCH 29, 1995










------------------------------------------------------------------

                        TABLE OF CONTENTS


ARTICLE I THE MERGER . . . . . . . . . . . . . . . . . . . . .  1
     Section 1.1   The Merger. . . . . . . . . . . . . . . . .  1
     Section 1.2   Closing . . . . . . . . . . . . . . . . . .  2
     Section 1.3   Effective Time. . . . . . . . . . . . . . .  2
     Section 1.4   Conversion of Shares. . . . . . . . . . . .  2
     Section 1.5   Stock Options; Restricted Stock . . . . . .  4
     Section 1.6   Exchange of Certificates Representing
                    CIRCA Common Stock . . . . . . . . . . . .  5
     Section 1.7   Adjustment of Exchange Ratio. . . . . . . .  8
     Section 1.8   Dissenting Shares . . . . . . . . . . . . .  8

ARTICLE II   CERTAIN MATTERS RELATING TO THE SURVIVING
             CORPORATION . . . . . . . . . . . . . . . . . . .  9
     Section 2.1   Certificate of Incorporation of the
                    Surviving Corporation. . . . . . . . . . .  9
     Section 2.2   By-Laws of the Surviving Corporation. . . .  9
     Section 2.3   Directors of the Surviving Corporation. . .  9
     Section 2.4   Officers of the Surviving Corporation . . .  9

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF WATSON
             AND MERGER SUB. . . . . . . . . . . . . . . . . .  9
     Section 3.1   Existence, Good Standing, Corporate
                    Authority. . . . . . . . . . . . . . . . . 10
     Section 3.2   Authorization, Validity and Effect of
                    Agreements . . . . . . . . . . . . . . . . 10
     Section 3.3   Compliance with Laws--General . . . . . . . 10
     Section 3.4   Compliance with Laws--FDA/DEA . . . . . . . 11
     Section 3.5   Capitalization. . . . . . . . . . . . . . . 13
     Section 3.6   Subsidiaries. . . . . . . . . . . . . . . . 13
     Section 3.7   Other Interests . . . . . . . . . . . . . . 14
     Section 3.8   No Violation. . . . . . . . . . . . . . . . 15
     Section 3.9   Conduct of Business . . . . . . . . . . . . 15
     Section 3.10  SEC Documents . . . . . . . . . . . . . . . 16
     Section 3.11  Disclosure Documents. . . . . . . . . . . . 16
     Section 3.12  Litigation. . . . . . . . . . . . . . . . . 17
     Section 3.13  Products Liability. . . . . . . . . . . . . 17
     Section 3.14  Absence of Certain Changes. . . . . . . . . 17
     Section 3.15  Trademarks and Patents. . . . . . . . . . . 17
     Section 3.16  Properties. . . . . . . . . . . . . . . . . 18
     Section 3.17  Material Contracts. . . . . . . . . . . . . 19
     Section 3.18  Taxes . . . . . . . . . . . . . . . . . . . 20
     Section 3.19  Employee Benefit Plans. . . . . . . . . . . 20
     Section 3.20  Labor Matters . . . . . . . . . . . . . . . 21
     Section 3.21  Environmental Matters . . . . . . . . . . . 22
     Section 3.22  Absence of Indemnifiable Claims, etc. . . . 22
     Section 3.23  No Brokers. . . . . . . . . . . . . . . . . 22
     Section 3.24  Opinion of Financial Advisor. . . . . . . . 23
     Section 3.25  CIRCA Stock Ownership . . . . . . . . . . . 23
     Section 3.26  Watson Common Stock . . . . . . . . . . . . 23
     Section 3.27  Convertible Securities. . . . . . . . . . . 23
     Section 3.28  Pooling of Interests, Tax Reorganization. . 23
     Section 3.29  Takeover Statutes . . . . . . . . . . . . . 23

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF CIRCA . . . . . 24
     Section 4.1   Existence, Good Standing, Corporate
                    Authority. . . . . . . . . . . . . . . . . 24
     Section 4.2   Authorization, Validity and Effect of
                    Agreements . . . . . . . . . . . . . . . . 24
     Section 4.3   Compliance with Laws--General . . . . . . . 25
     Section 4.4   Compliance with Laws--FDA/DEA . . . . . . . 25
     Section 4.5   Capitalization. . . . . . . . . . . . . . . 27
     Section 4.6   Subsidiaries. . . . . . . . . . . . . . . . 27
     Section 4.7   Other Interests . . . . . . . . . . . . . . 28
     Section 4.8   No Violation. . . . . . . . . . . . . . . . 28
     Section 4.9   Conduct of Business . . . . . . . . . . . . 29
     Section 4.10  SEC Documents . . . . . . . . . . . . . . . 29
     Section 4.11  Information Supplied. . . . . . . . . . . . 30
     Section 4.12  Litigation. . . . . . . . . . . . . . . . . 30
     Section 4.13  Products Liability. . . . . . . . . . . . . 30
     Section 4.14  Absence of Certain Changes. . . . . . . . . 31
     Section 4.15  Trademarks and Patents. . . . . . . . . . . 31
     Section 4.16  Properties. . . . . . . . . . . . . . . . . 32
     Section 4.17  Material Contracts. . . . . . . . . . . . . 32
     Section 4.18  Taxes . . . . . . . . . . . . . . . . . . . 33
     Section 4.19  Employee Benefit Plans. . . . . . . . . . . 33
     Section 4.20  Labor Matters . . . . . . . . . . . . . . . 34
     Section 4.21  Environmental Matters . . . . . . . . . . . 35
     Section 4.22  Takeover Statutes . . . . . . . . . . . . . 35
     Section 4.23  Absence of Indemnifiable Claims, etc. . . . 35
     Section 4.24  No Brokers. . . . . . . . . . . . . . . . . 35
     Section 4.25  Opinion of Financial Advisors . . . . . . . 35
     Section 4.26  Watson Stock Ownership. . . . . . . . . . . 36
     Section 4.27  Pooling of Interests, Tax Reorganization. . 36

ARTICLE V COVENANTS. . . . . . . . . . . . . . . . . . . . . . 36
     Section 5.1   Alternative Proposals . . . . . . . . . . . 36
     Section 5.2   Interim Operations. . . . . . . . . . . . . 37
     Section 5.3   Meetings of Stockholders. . . . . . . . . . 39
     Section 5.4   Filings; Other Action . . . . . . . . . . . 40
     Section 5.5   Inspection of Records . . . . . . . . . . . 41
     Section 5.6   Publicity . . . . . . . . . . . . . . . . . 42
     Section 5.7   Registration Statement. . . . . . . . . . . 42
     Section 5.8   Further Action. . . . . . . . . . . . . . . 43
     Section 5.9   Affiliate Letters . . . . . . . . . . . . . 43
     Section 5.10  Expenses. . . . . . . . . . . . . . . . . . 43
     Section 5.11  Insurance; Indemnity. . . . . . . . . . . . 43
     Section 5.12  Restructuring of Merger . . . . . . . . . . 45
     Section 5.13  Rights Agreement. . . . . . . . . . . . . . 45
     Section 5.14  Governance. . . . . . . . . . . . . . . . . 45
     Section 5.15  Pooling; Reorganization . . . . . . . . . . 45
     Section 5.16  Employee Benefit Plans. . . . . . . . . . . 46
     Section 5.17  NASD Listing. . . . . . . . . . . . . . . . 46
     Section 5.18  Assumption of Agreements, etc . . . . . . . 47
     Section 5.19  Cause . . . . . . . . . . . . . . . . . . . 47

ARTICLE VI   CONDITIONS. . . . . . . . . . . . . . . . . . . . 47
     Section 6.1   Conditions to Each Party's Obligation to
                    Effect the Merger. . . . . . . . . . . . . 47
     Section 6.2   Conditions to Obligation of CIRCA to
                    Effect the Merger. . . . . . . . . . . . . 48
     Section 6.3   Conditions to Obligation of Watson and
                    Merger Sub to Effect the Merger. . . . . . 49

ARTICLE VII  TERMINATION . . . . . . . . . . . . . . . . . . . 50
     Section 7.1   Termination by Mutual Consent . . . . . . . 50
     Section 7.2   Termination by Either Watson or CIRCA . . . 50
     Section 7.3   Termination by CIRCA. . . . . . . . . . . . 51
     Section 7.4   Termination by Watson . . . . . . . . . . . 52
     Section 7.5   Effect of Termination and Abandonment.. . . 53
     Section 7.6   Extension; Waiver . . . . . . . . . . . . . 54

ARTICLE VIII GENERAL PROVISIONS. . . . . . . . . . . . . . . . 54
     Section 8.1   Nonsurvival of Representations, Warranties
                    and Agreements . . . . . . . . . . . . . . 54
     Section 8.2   Notices . . . . . . . . . . . . . . . . . . 55
     Section 8.3   Assignment, Binding Effect. . . . . . . . . 55
     Section 8.4   Entire Agreement. . . . . . . . . . . . . . 55
     Section 8.5   Amendment . . . . . . . . . . . . . . . . . 56
     Section 8.6   Governing Law . . . . . . . . . . . . . . . 56
     Section 8.7   Counterparts. . . . . . . . . . . . . . . . 56
     Section 8.8   Headings. . . . . . . . . . . . . . . . . . 56
     Section 8.9   Interpretation. . . . . . . . . . . . . . . 56
     Section 8.10  Waivers . . . . . . . . . . . . . . . . . . 56
     Section 8.11  Incorporation of Exhibits . . . . . . . . . 56
     Section 8.12  Severability. . . . . . . . . . . . . . . . 56
     Section 8.13  Enforcement of Agreement. . . . . . . . . . 57


Exhibit A  Affiliate Letter

                  AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is dated as of March 29, 1995 (the "Agreement") among Watson Pharmaceuticals, Inc., a Nevada corporation ("Watson"), Gum Acquisition Corp., a Nevada corporation and the wholly-owned subsidiary of Watson ("Merger Sub"), and Circa Pharmaceuticals, Inc., a New York corporation ("CIRCA").

     WHEREAS, the Board of Directors of each of Watson and CIRCA have determined that a business combination between Watson and CIRCA is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and, accordingly, have approved and adopted this Agreement and the transactions contemplated hereby and recommend approval thereof by their respective stockholders; and

     WHEREAS, the respective Boards of Directors of Watson and CIRCA have determined that the merger provided for herein is fair to their respective stockholders; and

     WHEREAS, it is the intention of the parties to this Agreement that for federal income tax purposes, the merger provided for herein shall qualify as a "reorganization" within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the
"Code"); and

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests;" and

     WHEREAS, Watson has delivered to CIRCA voting agreements executed by the holders of more than 17% of Watson's outstanding voting stock;

     NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:


                            ARTICLE I

                           THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3 of this Agreement), Merger Sub shall be merged with and into CIRCA in accordance with the laws of the States of Nevada and New York and the terms of this Agreement (the "Merger"), whereupon the separate corporate existence of Merger Sub shall cease, and

CIRCA shall be the surviving corporation of the Merger (sometimes referred to herein as the "Surviving Corporation").

     Section 1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of D'Ancona & Pflaum, 30 North LaSalle Street, Suite 2900, Chicago, Illinois 60602 at 10:00 a.m. on the second business day after all the conditions set forth in
Article VI of this Agreement (other than those that are waived by the party or parties for whose benefit such conditions exist) are satisfied; or (b) at such other place, time, and/or date as the parties hereto may otherwise agree. The date upon which the Closing shall occur is referred to herein as the "Closing Date."

     Section 1.3 Effective Time. As soon as practical after all the conditions to the Merger set forth in Article VI of this Agreement have been fulfilled or waived and this Agreement shall not have been terminated as provided in Article VII hereof, the parties hereto shall cause certificates of merger to be properly executed and filed in accordance with the laws of the States of Nevada and New York and the terms of this Agreement. The parties hereto shall also take such further actions as may be required under the laws of the States of Nevada and New York in connection with the consummation of the Merger. The Merger shall become effective at such time as the certificates of merger are duly filed with the Secretary of State of the States of Nevada and New York or at such later time as is specified in the certificates of merger (the "Effective Time"). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities, liabilities and duties of CIRCA and Merger Sub, all as provided under applicable law.

     Section 1.4  Conversion of Shares.

     (a) At the Effective Time: (i) each share of Common Stock, par value $.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of Common Stock, par value $.01 per share, of the Surviving Corporation; and (ii) each share of Common Stock, par value $0.01 per share (the "CIRCA Common Stock"), of CIRCA outstanding immediately prior to the Effective Time plus the associated rights described in Section 5.13 hereof (the "CIRCA Rights"), by virtue of the Merger and without any action on the part of the holder thereof, except as otherwise provided in Sections 1.4(c) or 1.8 hereof, shall be converted into the right to receive 0.86 of a share of Common Stock, par value $0.0033 per share (the "Watson Common Stock"), of Watson (such ratio, as adjusted as contemplated pursuant to Section 1.7 and 7.3(g), being referred to herein as the "Exchange Ratio"). The Exchange Ratio shall be rounded to the nearest ten-thousandth of a share. To the extent such plan is adopted on or prior to the Effective Time, each share of Watson Common Stock issued to holders of CIRCA Common Stock in the Merger shall be issued together with one associated stock purchase right (a "Right") in accordance with a Rights Agreement to be entered into by Watson. References herein to the shares of Watson Common Stock issuable in the Merger shall be deemed to include the associated Rights, if so issued; and references herein to shares of CIRCA Common Stock to be cancelled pursuant to the Merger shall be deemed to include the associated CIRCA Rights.

     (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of CIRCA Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of shares of CIRCA Common Stock shall thereafter cease to have any rights with respect to such shares of CIRCA Common Stock, except for the right to receive (except as otherwise provided in Section
1.8 hereof), without interest, the Watson Common Stock and cash for fractional shares of Watson Common Stock in accordance with Section
1.6 of this Agreement upon the surrender of a certificate (each, a "Certificate") representing such shares of CIRCA Common Stock in accordance with the provisions of this Article I.

     (c) Each share of CIRCA Common Stock held by CIRCA as treasury stock or owned by Watson or any Subsidiary (as defined in Section 1.4(d) of this Agreement) of Watson immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

     (d) For purposes of this Agreement, (i) the term "Average Closing Price" shall mean the average of the per share daily closing price of Watson Common Stock as quoted on the NASDAQ National Market System ("NASDAQ") (and as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) during the twenty (20) consecutive trading days ending on the Determination Date (as defined in Section 7.3);
(ii) the word "Subsidiary" when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least 15% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries or (B) such Person or any other Subsidiary of such Person is a general partner, it being understood that representations and warranties of a Person concerning any former Subsidiary of such Person shall be deemed to relate only to the periods during which such former Subsidiary was a Subsidiary of such Person, provided, however, that "Subsidiary" shall not include any non-wholly owned entity of such Person if (a) such Person has, in the aggregate, invested or committed to invest less than $1,000,000 and (b) such entity generated less than

$10,000,000 of net revenues in such entity's last fiscal year;
(iii) the word "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof, or any affiliate (as that term is defined in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")) of any of the foregoing; (iv) the term "executive officers of Watson" (and similar formulations) shall mean those persons identified as such in the Watson Disclosure Letter (as hereinafter defined); and (v) the term "executive officers of CIRCA" (and similar formulations) shall mean those persons identified as such in the CIRCA Disclosure Letter (as hereinafter defined).

     Section 1.5  Stock Options; Restricted Stock.

     (a) All options (individually, a "CIRCA Option" and collectively, the "CIRCA Options") outstanding at the Effective Time under any CIRCA Stock Option Plan or Purchase Plan (the "CIRCA Stock Option Plans") shall remain outstanding following the Effective Time. At the Effective Time, such CIRCA Options shall, by virtue of the Merger and without any further action on the part of CIRCA or the holder of such CIRCA Options, be assumed by Watson in such manner that Watson (a) is a corporation (or a parent or a subsidiary corporation of such corporation) "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code; or (b) to the extent that
Section 424 of the Code does not apply to any such CIRCA Options, would be such a corporation (or a parent or a subsidiary corporation of such corporation) were Section 424 applicable to such option. At the Effective Time, (i) all references in the CIRCA Stock Option Plans to CIRCA shall be deemed to refer to Watson and (ii) Watson shall issue to each holder of a CIRCA Option a document evidencing the assumption of such option by Watson in accordance herewith. Each CIRCA Option assumed by Watson (as assumed, the "Watson Options") shall be exercisable upon the same terms and conditions including, without limitation, vesting (other than those options the vesting of which is accelerated by virtue of the Merger, as described in the CIRCA Disclosure Letter), as under the applicable CIRCA Stock Option Plan and the applicable option agreement issued thereunder, except that (x) each such CIRCA Option shall be exercisable for that whole number of shares of Watson Common Stock (to the nearest whole share) into which the number of shares of CIRCA Common Stock subject to such CIRCA Option immediately prior to the Effective Time would be converted under
Section 1.4 of this Agreement; and (y) the option price per share of Watson Common Stock shall be an amount equal to the option price per share of CIRCA Common Stock subject to such CIRCA Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent). The date of grant of each Watson Option shall be the date on which the corresponding

CIRCA Option was granted. No payment shall be made for fractional interests. From and after the date of this Agreement, except as provided in Section 5.2(vi) of this Agreement, no additional options shall be granted by CIRCA or its Subsidiaries under the CIRCA Stock Option Plans or otherwise. Watson shall take all corporate actions necessary to reserve for issuance such number of shares of Watson Common Stock as will be necessary to satisfy exercises in full of all CIRCA Options after the Effective Time.

     (b) All shares of restricted CIRCA Common Stock issued as described in a schedule to the CIRCA Disclosure Letter shall, upon their conversion to Watson Common Stock pursuant to Section 1.4(a), be subject to the same terms and conditions (including, without limitation, vesting) to which such shares are currently subject, provided that all references to CIRCA in any agreement relating to such stock shall be deemed references to Watson.

     Section 1.6  Exchange of Certificates Representing CIRCA
Common Stock.

     (a) As of the Effective Time, Watson shall deposit, or shall cause to be deposited, with an exchange agent selected by Watson, which shall be Watson's Transfer Agent or such other party reasonably satisfactory to CIRCA (the "Exchange Agent"), for the benefit of the holders of shares of CIRCA Common Stock, for exchange in accordance with this Section 1.6, certificates representing the shares of Watson Common Stock (such certificates for shares of Watson Common Stock, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Effective Time), being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to this Section 1.6 in exchange for outstanding shares of CIRCA Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Watson Common Stock contemplated to be issued pursuant hereto out of the Exchange Fund. Except as contemplated by Section 1.6(e) hereof, the Exchange Fund shall not be used for any other purpose.

     (b) Promptly after the Effective Time, Watson shall cause the Exchange Agent to mail to each holder of record of shares of CIRCA Common Stock immediately prior to the Effective Time (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such shares of CIRCA Common Stock shall pass, only upon delivery of the Certificates representing such shares to the Exchange Agent and which shall be in customary form, and (ii) instructions for use in effecting the surrender of such Certificates in exchange for certificates representing shares of Watson Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of the Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Watson Common Stock which such holder has the right to receive in respect of the shares of CIRCA Common Stock formerly represented by such Certificate (after taking into account all shares of CIRCA Common Stock then held by such holder); and (ii) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions after giving effect to any required withholding tax, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 1.6, and the shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of shares of CIRCA Common Stock. In the event of a transfer of ownership of CIRCA Common Stock which is not registered in the transfer records of CIRCA, a certificate representing the proper number of shares of Watson Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such a transferee if the Certificate representing such CIRCA Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     (c) Notwithstanding anything to the contrary contained herein, no dividends or other distributions declared after the Effective Time on Watson Common Stock shall be paid with respect to any shares of CIRCA Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Watson Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Watson Common Stock and not paid, less the amount of any withholding taxes which may be required thereon; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Watson Common Stock, less the amount of any withholding taxes which may be required thereon.

     (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of CIRCA of the shares of CIRCA Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates for shares of Watson Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.6. Certificates surrendered for exchange by any person constituting an "affiliate" of CIRCA for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Watson has received a written agreement from such person as provided in
Section 5.9.

     (e)  (i)      No fractional shares of Watson Common Stock
shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Watson Common Stock pursuant to Section 1.4(b), cash adjustments will be paid as set forth herein.

         (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full shares of Watson Common Stock delivered to the Exchange Agent by Watson pursuant to Section 1.6(a) over (y) the aggregate number of full shares of Watson Common Stock to be distributed to holders of CIRCA Common Stock pursuant to Section 1.6(b) (such excess being herein called the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of CIRCA Common Stock, shall sell the Excess Shares at then prevailing prices on the NASDAQ, all in the manner provided in paragraph (iii) of this Section.

        (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NASDAQ through one or more member firms of the National Association of Securities Dealers, Inc. (the "NASD") and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to such holders of CIRCA Common Stock, the Exchange Agent will hold such proceeds in trust for such holders of CIRCA Common Stock (the "Trust"). Watson shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale of Excess Shares. In addition, Watson shall pay the Exchange Agent's compensation and expenses in connection with such sales. The Exchange Agent shall determine the portion of the Trust to which each holder of CIRCA Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of CIRCA Common Stock is entitled (after taking into account all shares of CIRCA Common Stock then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates representing CIRCA Common Stock are entitled.

         (iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of CIRCA Common Stock with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of CIRCA Common Stock subject to and in accordance with the terms of Section 1.6(f).

     (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Watson Common Stock) that remains unclaimed by the former stockholders of CIRCA one year after the Effective Time shall be delivered to Watson. Any former stockholders of CIRCA who have not theretofore complied with this
Section 1.6 shall thereafter look only to Watson for payment of their shares of Watson Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Watson Common Stock deliverable in respect of each share of CIRCA Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     (g)  None of Watson, Merger Sub, CIRCA, the Surviving
Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of CIRCA Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the shares of Watson Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Watson Common Stock as provided in this Section 1.6, deliverable in respect thereof pursuant to this Agreement.

     (i) All shares of Watson Common Stock issued upon conversion of the shares of CIRCA Common Stock in accordance with the terms hereof (including any cash paid pursuant hereto) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of CIRCA Common Stock.

     Section 1.7 Adjustment of Exchange Ratio. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Watson Common Stock or CIRCA Common Stock, respectively, shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio shall be appropriately adjusted.

     Section 1.8 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, in the event appraisal rights are available to CIRCA's stockholders pursuant to applicable law, any shares of CIRCA Common Stock held by a person who objects to the Merger and who complies with all of the provisions of applicable law concerning the rights of such person to dissent from the Merger and to require appraisal of such person's shares of CIRCA Common Stock ("CIRCA Dissenting Shares") shall not be converted into shares of Watson Common Stock pursuant to Section
1.4 of this Agreement but shall become the right to receive such consideration as may be determined to be due to the holder of such CIRCA Dissenting Shares pursuant to applicable law; provided however, that any CIRCA Dissenting Shares held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right to appraisal, in either case pursuant to applicable law, shall be deemed to have converted, as of the Effective Time, his or her shares of CIRCA Common Stock into shares of Watson Common Stock pursuant to Section 1.4 of this Agreement.


                           ARTICLE II

                  CERTAIN MATTERS RELATING TO
                    THE SURVIVING CORPORATION

     Section 2.1 Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of the Surviving Corporation immediately after the Effective Time shall be in a form to be agreed to by Watson and CIRCA prior to the Effective Time.

     Section 2.2  By-Laws of the Surviving Corporation.  The By-
Laws of the Surviving Corporation immediately after the Effective
Time shall be in a form to be agreed to by Watson and CIRCA prior to the Effective Time.

     Section 2.3 Directors of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Effective Time shall consist of the persons set forth in the Watson Disclosure Letter, to hold office until their successors are duly appointed or elected in accordance with applicable law.

     Section 2.4 Officers of the Surviving Corporation. The officers of the Surviving Corporation immediately after the Effective Time shall consist of the persons set forth in the Watson Disclosure Letter, who shall hold the offices listed opposite their respective names until their successors are duly appointed or elected in accordance with applicable law.


                           ARTICLE III

REPRESENTATIONS AND WARRANTIES OF WATSON AND MERGER SUB

     Except as set forth in the disclosure letter delivered by Watson to CIRCA (the "Watson Disclosure Letter"), Watson and Merger Sub represent and warrant to CIRCA (with such representations and warranties with respect to non-wholly owned Subsidiaries being made as to the knowledge of Watson's executive officers (which shall include knowledge of documents in such persons' possession) as of the date hereof and at the Effective Time) as follows:

     Section 3.1 Existence, Good Standing, Corporate Authority. Watson and each of its Subsidiaries are corporations or partnerships duly organized, validly existing and in good standing under the laws of their respective jurisdiction of incorporation. Each of Watson and each of its Subsidiaries is duly licensed or qualified to do business as a foreign corporation or partnership and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its respective business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of Watson and its Subsidiaries taken as a whole (a "Watson Material Adverse Effect"). Watson and each of its Subsidiaries have all requisite corporate power and authority to own, operate and lease their respective properties. The copies of Watson's and each of its Subsidiaries' Certificates of Incorporation and Bylaws previously delivered or made available to CIRCA are true and correct.

     Section 3.2 Authorization, Validity and Effect of Agreements. Each of Watson and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents to be executed and delivered in connection herewith. Subject only to the approval and adoption of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of Watson Common Stock, the execution and delivery of this Agreement (and the agreements contemplated hereby) and the consummation by Watson and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents to be executed and delivered in connection herewith (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Watson and Merger Sub, enforceable against Watson and Merger Sub in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     Section 3.3  Compliance with Laws--General.

     (a) Watson and each of its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of any court, arbitral, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency ("Governmental Entities") necessary for the lawful conduct of their respective businesses (the "Permits"), except for immaterial failures that have no impact on operations.

     (b) Watson and each of its Subsidiaries are in substantial compliance with the terms of its Permits, except for immaterial failures to comply that have no impact on operations.

     (c) Watson and each of its Subsidiaries are in substantial compliance with all laws, ordinances or regulations of all Governmental Entities, including, but not limited to, those related to occupational health and safety, controlled substances or employment and employment practices, except for immaterial failures to comply that have no impact on operations.

     (d) As of the date of this Agreement, no investigation, review, inquiry or proceeding by any Governmental Entity with respect to Watson or any of its Subsidiaries is pending or, to the best knowledge of the executive officers of Watson, threatened.

     (e) Neither Watson nor any of its Subsidiaries currently is subject to any agreement, contract or decree with any Governmental Entities arising out of any current or previously existing violations.

     Section 3.4  Compliance with Laws--FDA/DEA.

     (a) As to each drug of Watson or any Watson Subsidiary for which an abbreviated application has been approved by the Food and Drug Administration (the "FDA"), which drugs are described in the Watson Disclosure Letter, Watson and its Subsidiaries are in substantial compliance with 21 U.S.C. Sec. 355 or 357, 21 C.F.R. Parts 314 or 430 et. seq., respectively, and all terms and conditions of the abbreviated application.

     (b) As to each biologic product of Watson or any Watson Subsidiary for which an establishment license application ("ELA") and/or product license application ("PLA") has been filed, which products are described in the Watson Disclosure Letter, Watson and its Subsidiaries are in substantial compliance with 42 U.S.C. Sec. 262, 21 C.F.R. Part 601 et. seq., and all terms and conditions of the ELA and/or PLA.

     (c) Watson and its subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Sec. 360 and 21 C.F.R. Part 207. To the extent required, Watson and its Subsidiaries have obtained licenses from the U.S.
Drug Enforcement Administration (the "DEA") and are in substantial compliance with all such licenses and all applicable regulations promulgated by the DEA.

     (d) Since May 1, 1993, all manufacturing operations of Watson and its Subsidiaries have been conducted in substantial compliance with the good manufacturing practice regulations set forth in 21
C.F.R. Parts 210 and 211.

     (e) Neither Watson nor any officer, employee, or agent of Watson or any of its Subsidiaries has made an untrue statement of a material fact or fraudulent statement to the FDA or the DEA, failed to disclose a material fact required to be disclosed to the FDA or the DEA, or committed an act, made a statement, or failed to make a statement, in any case, that could reasonably be expected to provide a basis for the FDA to invoke (after the date hereof) its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg 46191 (September 10, 1991) and the FDA has not taken any such action since May 1, 1993.

     (f) Watson has made available to CIRCA copies of any and all reports of inspection observations, establishment inspection reports, warning letters and any other documents received from the FDA or the DEA within the last three years that indicate or suggest lack of compliance with the FDA or the DEA regulatory requirements by Watson or any of its Subsidiaries.

     (g) Since May 1, 1993, neither Watson nor any of its Subsidiaries has received any written notice that the FDA or the DEA has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of Watson or any of its Subsidiaries, or commenced or threatened to initiate, any action to enjoin production at any facility of Watson or any of its Subsidiaries.

     (h) As to each article of drug, cosmetics and vitamin manufactured and/or distributed by Watson or any of its Subsidiaries, which products are described in the Watson Disclosure Letter, such article is not adulterated or misbranded within the meaning of the FDCA, 21 U.S.C. Sec. 301c et. seq.

     (i) As to each drug referred to in (a), Watson and its officers, employees, agents, Subsidiaries and affiliates have included in the application for such drug, where required, the certification described in 21 U.S.C. Sec. 335a(k)(l) and the list described in 21 U.S.C. Sec. 335a(k)(2), and such certification and such list was in each case true and accurate when made and remained true and accurate thereafter.

     (j) Since May 1, 1993, neither Watson, nor its officers, employees, agents, Subsidiaries, or affiliates, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Sec. 335a(a) or authorized by 21 U.S.C. Sec. 335a(b).

     (k) As to each abbreviated application submitted to, but not approved by, the FDA, and not withdrawn by Watson or any of its Subsidiaries as of the date of this Agreement, Watson and its Subsidiaries have complied in all material respects with the requirements of 21 U.S.C. Sec. 355 and 357 and 21 C.F.R. Parts 312,

314 and 430 et. seq. and has provided, or will provide, all additional information and taken, or will take, all additional action requested by the FDA in connection with the abbreviated application.

     Section 3.5 Capitalization. The authorized capital stock of Watson consists of 50,000,000 shares of Watson Common Stock and 2,500,000 shares of preferred stock, no par value per share (the "Watson Preferred Stock"). As of March 24, 1995, there were 17,270,786 shares of Watson Common Stock and no shares of Watson Preferred Stock, issued and outstanding. Since such date, no additional shares of capital stock of Watson have been issued, except pursuant to the exercise of options outstanding under Watson's stock option and employee stock purchase plans (the "Watson Stock Option Plans"). Watson has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Watson on any matter. All issued and outstanding shares of Watson Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as contemplated by this Agreement and except pursuant to the Watson Stock Option Plans, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Watson or any of its Subsidiaries to issue, transfer, redeem or sell any shares of capital stock of Watson or any of its Subsidiaries.

     Section 3.6  Subsidiaries.

     (a) Watson owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Watson Subsidiary) of each of Watson's Subsidiaries indicated on the Watson Disclosure Letter as being owned by Watson. Each of the outstanding shares of capital stock owned by Watson of each of Watson's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Watson free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The executive officers of Watson have no knowledge of any matter which will materially effect the revenue stream that Watson currently receives from its Subsidiaries. The following information for each Subsidiary of Watson is listed in the Watson Disclosure Letter, if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) the location of its chief executive office; (iii) a summary of its lines of business and products; (iv) its authorized capital stock or share capital; and (v) the number of issued and outstanding shares of capital stock or share capital.

     (b) The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $.01 per share, all of which shares are issued and outstanding and owned by Watson free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. All such shares of Merger Sub are duly authorized, validly issued, fully paid, and nonassessable. Notwithstanding anything to the contrary contained herein, Watson may, in its sole discretion, increase the number of shares of authorized Common Stock of Merger Sub and the number of shares of Common Stock of Merger Sub issued and outstanding owned by Watson. Merger Sub has not engaged in any activities other than in connection with the transactions contemplated by this Agreement.

     (c) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

     (d) As of the Effective Time, all of the outstanding capital stock of Merger Sub will be owned directly by Watson. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Merger Sub, by sale, lease, license or otherwise, other than in connection with Watson's acquisition of stock of Merger Sub. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

     (e) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     Section 3.7 Other Interests. Except for interests in the Watson Subsidiaries and the interests disclosed on the Watson Disclosure Letter, neither Watson nor any Watson Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities and corporate, marketable securities, partnership, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business and other investments the aggregate market value of which is less than $250,000). The executive officers of Watson have no knowledge of any matter which will materially effect the revenue stream that Watson currently receives from the interests listed on the Watson Disclosure Letter.

     Section 3.8 No Violation. Neither the execution and delivery by Watson and Merger Sub of this Agreement, nor the consummation by Watson and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will (a) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of Watson or any of its Subsidiaries; (b) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the Watson Stock Option Plans, or any grant or award made under any of the foregoing; (c) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination, or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Watson or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Watson or any of its Subsidiaries is a party, or by which Watson or any of its Subsidiaries or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have a Watson Material Adverse Effect; (d) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgement, injunction, order or decree binding upon or applicable to Watson or any of its Subsidiaries which would have a Watson Material Adverse Effect; or (e) other than the filings provided for in Section 1.3, filings under applicable federal, state and local regulatory filings, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Exchange Act, the Securities Act, the American Stock Exchange, the NASD, or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), require any material consent, approval or authorization of, or declaration, of or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Watson Material Adverse Effect.

     Section 3.9 Conduct of Business. The business of Watson and each of its Subsidiaries is not being conducted in default or violation of any term, condition or provision of (a) its respective Certificate of Incorporation or By-Laws or similar organizational documents; (b) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or agreement of any kind to which Watson or any of its Subsidiaries is now a party or by which Watson or any of its Subsidiaries or any of their respective properties or assets may be bound; or (c) any federal, state, local or foreign statute, law, ordinance, rule, regulation or approval applicable to Watson or any of its Subsidiaries, except, with respect to the foregoing clauses (b) and (c), defaults or violations that would not have a Watson Material Adverse Effect.

     Section 3.10 SEC Documents. Watson has delivered or made available to CIRCA each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) prepared by it since January 1, 1993, which reports constitute (as of the date hereof) all of the documents required to be filed by Watson with the Securities and Exchange Commission ("SEC") since such date, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Watson Reports"). As of their respective dates, the Watson Reports and any Watson Reports filed after the date hereof and prior to the Effective Time (a) complied or will comply on or before the Effective Date as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder; and (b) did not or will not when filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Watson included in or incorporated by reference into the Watson Reports (including the related notes and schedules) fairly present or will fairly present (when filed) the consolidated financial position of Watson and the Watson Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of Watson included in or incorporated by reference into the Watson Reports (including any related notes and schedules) fairly present or will fairly present (when filed) the results of operations, retained earnings or cash flows, as the case may be, of Watson and the Watson Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Neither Watson nor any of the Watson Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Watson or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since December 31, 1994 and liabilities reflected in the consolidated balance sheet of Watson and its Subsidiaries at December 31, 1994 (and the notes thereto).

     Section 3.11 Disclosure Documents. The Joint Proxy Statement Prospectus to be delivered to the stockholders of each of Watson and CIRCA in connection with the approval of the transactions contemplated by this Agreement, or any amendment or supplement thereto (the "Proxy Statement"), at the time of mailing thereof and at the time of the respective meetings of stockholders of CIRCA and Watson, or, in the case of the Form S-4 (as defined in Section 5.7 of this Agreement) and each amendment or supplement thereto, at the time it is filed or becomes effective when filed with the SEC, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Watson in reliance upon and in conformity with written information concerning CIRCA furnished in writing to Watson by CIRCA specifically for use in the Proxy Statement.

     Section 3.12 Litigation. Except as set forth in the Watson Disclosure Letter, there are no actions, suits or proceedings pending against Watson or the Watson Subsidiaries or, to the knowledge of the executive officers of Watson, threatened against Watson or the Watson Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, none of which, individually or in the aggregate, if decided adversely to Watson or such Watson Subsidiaries is reasonably likely to have a Watson Material Adverse Effect.

     Section 3.13 Products Liability. There is no notice or claim involving any product manufactured, produced, distributed or sold by or on behalf of Watson or any of its Subsidiaries resulting from an alleged defect in design, manufacture, materials or workmanship, or any alleged failure to warn, or from any breach of implied warranties or representations, which is likely to have a Watson Material Adverse Effect.

     Section 3.14 Absence of Certain Changes. Since December 31, 1994, Watson has conducted its business only in the ordinary course of such business, and there has not been (a) any Watson Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (c) any material change in its accounting principles, practices or methods, except any such change after the date of this Agreement required by generally accepted accounting principles.

     Section 3.15  Trademarks and Patents.

     (a) A list of all of Watson's and its Subsidiaries' material computer software, software programs, patents, patent applications, trademarks, trademark applications, trade secrets, formulations, service marks, trade names, copyrights, inventions, drawings, designs, customer lists, proprietary know-how or information or other rights with respect thereto (collectively, the "Proprietary Rights") are listed in the Watson Disclosure Letter.

     (b) Watson owns or possesses adequate licenses or other rights to use any and all of its Proprietary Rights used in or required for its business as currently conducted free and clear of any liens, claims or encumbrances, except where the failure to possess such Proprietary Rights would not have a Watson Material Adverse Effect.

     (c) To the knowledge of Watson's executive officers, there are no claims, disputes, actions, proceedings, suits or appeals pending or threatened against Watson or any of its Subsidiaries relating to any of its Proprietary Rights which, if adversely determined to Watson or any of its Subsidiaries, could reasonably be expected to result in a loss of any of its Proprietary Rights or any other loss that could reasonably be expected to have a Watson Material Adverse Effect.

     (d) To the knowledge of the executive officers of Watson, none of its or its Subsidiaries' Proprietary Rights infringes on the proprietary rights of any third party nor is the Proprietary Rights of any third party infringing on the Proprietary Rights of Watson or its Subsidiaries, where such infringement could reasonably be expected to result in a loss of any of Watson's or its Subsidiaries' Proprietary Rights or any other loss that could reasonably be expected to have a Watson Material Adverse Effect.

     (e) Each of Watson and its Subsidiaries has not disclosed any of its material trade secrets to any Person without obtaining an agreement obligating the recipient to maintain the confidentiality thereof and Watson and its Subsidiaries have taken reasonable security measures to protect the confidentiality and value of its trade secrets.

     (f) Each of Watson and its Subsidiaries has not disposed of or granted any license to use any of its Proprietary Rights, nor has either Watson or any of its Subsidiaries granted any options to purchase or obtain a license to, or any other lien, claim or encumbrance on, any of its Proprietary Rights.

     Section 3.16 Properties. Watson and its Subsidiaries have good and valid title (good and insurable title in the case of owned real property) to all of their assets and properties reflected on the consolidated balance sheet of Watson and its Subsidiaries at December 31, 1994 included in the Form 10-K of Watson for the year ended December 31, 1994 or thereafter acquired, free and clear of any lien, claim or other encumbrance, except for assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since such date. Watson has not received notice that any of its assets or properties is in violation in any material respect of any existing law or any building, zoning, health, safety or other ordinance, code or regulation, except for violations that would not have a Watson Material Adverse Effect. The plant, facilities and equipment of

Watson and its Subsidiaries necessary to the operations of their businesses are in operating condition and repair sufficient for the operation of the business as presently conducted. All material leases of real or personal property to which Watson or any of its Subsidiaries is a party are valid and subsisting leases, and, except as terminated in the ordinary course of business, upon consummation of the transactions contemplated hereby, shall continue to entitle Watson or such Subsidiary to the use and possession of the real or personal property purported to be covered thereby for the terms specified in such leases and for the purposes for which such real or personal property is now used.

     Section 3.17 Material Contracts. Neither Watson nor any of its Subsidiaries is a party to or bound by, and neither they nor their properties are subject to (a) any loan agreements, guaranties or other evidence of indebtedness having in each case a total liability in excess of $250,000; (b) any distributorship, non-employee commission or marketing agent, representative or franchise agreement providing for the marketing and/or sale of the products or services of Watson or any of its Subsidiaries; (c) any agreement relating to the ownership or control of any interest in a partnership, corporation, limited liability company, joint venture or other entity or similar arrangement; (d) any employment contracts or consulting arrangements entered into by Watson or its Subsidiaries or agreements or arrangements with respect to severance or similar matters; (e) any agreement or arrangement restricting in any manner (i) Watson's or any of its Subsidiaries' right to compete with any other person or entity; (ii) Watson's or any of its Subsidiaries' right to sell to or purchase from any other person or entity; (iii) the right of any other party to compete with Watson or any of its Subsidiaries; or (iv) the ability of such person or entity to employ any of Watson's or its Subsidiaries' employees; (f) any secrecy or confidentiality agreement; (g) any contract, agreement or arrangement containing change of control provisions; (h) any agreement or arrangement between Watson or any of its Subsidiaries and any of its officers, directors or other Affiliates (as defined in Section 5.9); (i) any contract, agreement or arrangement requiring a payment in excess of $250,000 in any twelve month period; or (j) any contract, agreement or arrangement required to be disclosed in a Form 10-K or 10-Q under the Exchange Act which is not disclosed in the Watson Reports (collectively, the "Watson Contracts"). All the Watson Contracts are valid, subsisting, in full force and effect, and binding upon Watson or its Subsidiaries in accordance with their terms, and, to the best knowledge of the executive officers of Watson, binding upon the other parties thereto in accordance with their terms. Watson is not (with or without notice or lapse of time or both) in default under any Watson Contract nor, to the best knowledge of the executive officers of Watson, is any other party to any such contract or other agreement (with or without notice or lapse of time or both) in default thereunder, except for any defaults that would not have a Watson Material Adverse Effect. The executive officers of Watson are not aware of any matter that would materially effect the revenue stream, if any, that Watson currently receives under any Watson Contract.

     Section 3.18 Taxes. Watson and each of its Subsidiaries (a) have timely filed all material federal, state and foreign tax returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired, and all such returns are complete and accurate in all material respects; (b) have paid or accrued all taxes shown to be due and payable on such returns; (c) have properly accrued all such taxes for such periods subsequent to the periods covered by such returns; and (d) have "open" years for federal income tax returns only as set forth in the Watson Disclosure Letter.

     Section 3.19 Employee Benefit Plans. All employee benefit plans and other benefit arrangements covering employees of Watson and the Watson Subsidiaries (the "Watson Benefit Plans") and all employee agreements providing compensation, severance or other benefits to any employee or former employee of Watson or any of the Watson Subsidiaries are set forth in the Watson Disclosure Letter. True and complete copies of all Watson Benefit Plans, including any related trust or funding vehicles, policies or contracts, have been made available to CIRCA. To the extent applicable, the Watson Benefit Plans comply, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code, and any Watson Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified and has been timely amended and filed with the IRS with respect to changes required by the Tax Reform Act of 1986 and subsequent legislation. Neither Watson nor any ERISA Affiliate of Watson (during the period of its affiliated status and prior thereto, to its knowledge) maintains, contributes to or has in the past maintained or contributed to any benefit plan which is covered by Title IV of ERISA or Section 412 of the Code. Watson or any Watson Benefit Plan have not incurred any liability or penalty under, and the executive officers of Watson do not know of any instance that Watson or any Watson Benefit Plan may incur any liability or penalty under, Section 4975 of the Code or Section 502(i) of ERISA. Each Watson Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto. To the knowledge of the executive officers of Watson, there are no pending or anticipated material claims against or otherwise involving any of the Watson Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Watson Benefit Plan activities) has been brought against or with respect to any such Watson Benefit Plan, except for any of the foregoing which would not have a Watson Material Adverse Effect. All contributions required to be made as of the date hereof to the Watson Benefit Plans have been made or provided for. Since September 25, 1980, neither Watson nor any ERISA Affiliate of Watson (during the period of its affiliated status and prior thereto, to its knowledge) has contributed to, or been required to contribute to, any "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA). Watson does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and Watson has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. No Watson Benefit Plan which is an "employee pension plan" within the meaning of Section 3(3) of ERISA has been completely or partially terminated. None of the Watson Benefit Plans has any material unfunded liabilities which are not reflected in the Watson Reports.

     For purposes of this Agreement "ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

     Section 3.20 Labor Matters. Neither Watson nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the executive officers of Watson, threatened against Watson or its Subsidiaries relating to their business, except for any such proceeding which would not have a Watson Material Adverse Effect. To the knowledge of the executive officers of Watson, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Watson or any of its Subsidiaries. There is no labor strike, dispute, slowdown or work stoppage pending or threatened against Watson or any of its Subsidiaries nor have they experienced any of the same during the last three years. All employees of Watson or any of its Subsidiaries are employed at will. A list of Watson's employees who earned in excess of

$100,000 during calendar year 1994 or who Watson reasonably expects will earn in excess of such amount during calendar year 1995, together with such employee's current job title and salary history during the last three years, is described in the Watson Disclosure Letter.

     Section 3.21. Environmental Matters. There are no Environmental Liabilities of Watson that, individually or in the aggregate, have had or would reasonably be expected to have a Watson Material Adverse Effect. As used in this Agreement, "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, whether now or hereafter in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.
"Environmental Liabilities" with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of its Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (a) arise under or relate to matters covered by Environmental Laws; and (b) relate to actions occurring or conditions existing on or prior to the Closing Date. "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, any substance regulated under Environmental Laws.

     Section 3.22. Absence of Indemnifiable Claims, etc. There are no losses, claims, damages, costs, expenses, liabilities or judgements which would entitle any director, officer or employee of Watson or any of its Subsidiaries to indemnification by Watson under applicable law, the articles of incorporation or by-laws of Watson or any of its Subsidiaries or any insurance policy maintained by Watson or any of its Subsidiaries.

     Section 3.23 No Brokers. Watson has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of CIRCA or Watson to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Watson has retained DLJ as its financial advisor, the arrangements with which have been disclosed in writing to CIRCA prior to the date hereof. Other than the foregoing arrangements, Watson is not aware of any claim for payment of any finder's fees, brokerage or agent's commission or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transaction contemplated hereby.

     Section 3.24 Opinion of Financial Advisor. Watson has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), to the effect that, as of the date hereof, the number of shares of Watson Common Stock to be issued by Watson in the Merger in exchange for each share of CIRCA Common Stock is fair to Watson's stockholders from a financial point of view.

     Section 3.25 CIRCA Stock Ownership. Neither Watson nor any of its Subsidiaries owns any shares of CIRCA Common Stock or other securities convertible into shares of CIRCA Common Stock.

     Section 3.26 Watson Common Stock. The issuance and delivery by Watson of shares of Watson Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of Watson. The shares of Watson Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and not subject to preemptive rights of any sort and will, when issued, be registered under the Securities Act, the Exchange Act and registered or exempt from registration under applicable "blue sky laws".

     Section 3.27  Convertible Securities.  Watson has no
outstanding options, warrants or other securities exercisable for, or convertible into, shares of Watson Common Stock, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

     Section 3.28 Pooling of Interests, Tax Reorganization. To the knowledge of the executive officers of Watson, neither Watson nor any of its Affiliates has taken or failed to take any action which would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC. Neither Watson nor any of its Affiliates has taken or failed to take any action which would prevent the Merger from constituting a reorganization within the meaning of section 368(a) of the Code.

     Section 3.29  Takeover Statutes.  No "fair price",
"moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute"), applicable to Watson or any of its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby.


                           ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CIRCA

     Except as set forth in the disclosure letter delivered by CIRCA to Watson (the "CIRCA Disclosure Letter"), CIRCA represents and warrants to Watson (with such representations and warranties with respect to non-wholly owned Subsidiaries being made as to the knowledge of CIRCA's executive officers (which shall include knowledge of documents in such persons' possession) as of the date hereof and at the Effective Time) as follows:

     Section 4.1 Existence, Good Standing, Corporate Authority. CIRCA and each of its Subsidiaries are corporations or partnerships duly organized, validly existing and in good standing under the laws of their respective jurisdiction of incorporation. Each of CIRCA and each of its Subsidiaries is duly licensed or qualified to do business as a foreign corporation or partnership and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its respective business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of CIRCA and its Subsidiaries taken as a whole (a "CIRCA Material Adverse Effect"). CIRCA and each of its Subsidiaries have all requisite corporate power and authority to own, operate and lease their respective properties. The copies of CIRCA's and each of its Subsidiaries' Certificates of Incorporation and Bylaws previously delivered or made available to Watson are true and correct.

     Section 4.2 Authorization, Validity and Effect of Agreements. CIRCA has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents to be executed and delivered in connection herewith. Subject only to the approval and adoption of this Agreement and the transactions contemplated hereby by the holders of two-thirds of the outstanding shares of CIRCA Common Stock, the execution and delivery of this Agreement (and the agreements contemplated hereby) and the consummation by CIRCA of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents to be executed and delivered in connection herewith (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of CIRCA, enforceable against CIRCA in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     Section 4.3  Compliance with Laws--General.

     (a) CIRCA and each of its Subsidiaries hold all Permits of all Governmental Entities necessary for the lawful conduct of their respective businesses, except for immaterial failures that have no impact on operations.

     (b) CIRCA and each of its Subsidiaries are in substantial compliance with the terms of the Permits, except for immaterial failures to comply that have no impact on operations.

     (c) CIRCA and each of its Subsidiaries are in substantial compliance with all laws, ordinances or regulations of all Governmental Entities, including, but not limited to, those related to occupational health and safety, controlled substances or employment and employment practices, except for immaterial failures to comply that have no impact on operations.

     (d) As of the date of this Agreement, no investigation, review, inquiry or proceeding by any Governmental Entity with respect to CIRCA or any of its Subsidiaries is pending or, to the best knowledge of the executive officers of CIRCA, threatened.

     (e) Neither CIRCA nor any of its Subsidiaries currently is subject to any agreement, contract or decree with any Governmental Entities arising out of any current or previously existing violations.

     Section 4.4  Compliance with Laws--FDA/DEA.

     (a) As to each drug of CIRCA or any CIRCA Subsidiary for which an abbreviated application has been approved by the FDA, which drugs are described in the CIRCA Disclosure Letter, CIRCA and its Subsidiaries are in substantial compliance with 21 U.S.C. Sec. 355 or 357, 21 C.F.R. Parts 314 or 430 et. seq., respectively, and all terms and conditions of the abbreviated application.

     (b) As to each biologic product of CIRCA or any CIRCA Subsidiary for which an ELA and/or PLA has been filed, which products are described in the CIRCA Disclosure Letter, CIRCA and its Subsidiaries are in substantial compliance with 42 U.S.C. Sec. 262, 21 C.F.R. Part 601 et. seq., and all terms and conditions of the ELA and/or PLA.

     (c) CIRCA and its Subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Sec. 360 and 21 C.F.R. Part 207. To the extent required,

CIRCA and its Subsidiaries have obtained licenses from the DEA and are in substantial compliance with all such licenses and all applicable regulations promulgated by the DEA.

     (d) Since May 1, 1993, all manufacturing operations of CIRCA and its Subsidiaries have been conducted in substantial compliance with the good manufacturing practice regulations set forth in 21
C.F.R. Parts 210 and 211.

     (e) Neither CIRCA nor any officer, employee, or agent of CIRCA or any of its Subsidiaries has made an untrue statement of a material fact or fraudulent statement to the FDA or the DEA, failed to disclose a material fact required to be disclosed to the FDA or the DEA, or committed an act, made a statement, or failed to make a statement, in any case, that could reasonably be expected to provide a basis for the FDA to invoke (after the date hereof) its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg 46191 (September 10, 1991) and the FDA has not taken any such action since May 1, 1993.

     (f) CIRCA has made available to Watson copies of any and all reports of inspection observations, establishment inspection reports, warning letters and any other documents received from the FDA or the DEA within the last three years that indicate or suggest lack of compliance with the FDA or the DEA regulatory requirements by CIRCA or any of its Subsidiaries.

     (g) Since May 1, 1993, neither CIRCA nor any of its Subsidiaries has received any written notice that the FDA or the DEA has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of CIRCA or any of its Subsidiaries, or commenced or threatened to initiate, any action to enjoin production at any facility of CIRCA or any of its Subsidiaries.

     (h) As to each article of drug, cosmetics and vitamin manufactured and/or distributed by CIRCA or any of its Subsidiaries, which products are described in the CIRCA Disclosure Letter, such article is not adulterated or misbranded within the meaning of the FDCA, 21 U.S.C. Sec. 301c et. seq.

     (i) As to each drug referred to in (a), CIRCA and its officers, employees, agents, Subsidiaries and affiliates have included in the application for such drug, where required, the certification described in 21 U.S.C. Sec. 335a(k)(l) and the list described in 21 U.S.C. Sec. 335a(k)(2), and such certification and such list was in each case true and accurate when made and remained true and accurate thereafter.

     (j) Since May 1, 1993, neither CIRCA, nor its officers, employees, agents, Subsidiaries, or affiliates, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Sec. 335a(a) or authorized by 21 U.S.C.
Sec. 335a(b).

     (k) As to each abbreviated application submitted to, but not approved by, the FDA, and not withdrawn by CIRCA or any of its Subsidiaries as of the date of this Agreement, CIRCA and its Subsidiaries have complied in all material respects with the requirements of 21 U.S.C. Sec. 355 and 357 and 21 C.F.R. Parts 312, 314 and 430 et. seq. and has provided, or will provide, all additional information and taken, or will take, all additional action requested by the FDA in connection with the abbreviated application.

     Section 4.5 Capitalization. The authorized capital stock of CIRCA consists of 70,000,000 shares of CIRCA Common Stock and 10,000,000 shares of CIRCA Preferred Stock. As of March 23, 1995, there were (a) 21,745,912 shares of CIRCA Common Stock issued and outstanding; (b) no shares of CIRCA Preferred Stock issued and outstanding; and (c) 909,750 shares of CIRCA Common Stock reserved for issuance upon the exercise of all outstanding CIRCA Options. The CIRCA Disclosure Letter identifies, as of the date thereof, the option holder, the number of shares subject to each option, the exercise price, the vesting schedule and the expiration date of
each outstanding CIRCA Option.   Since March 23, 1995, no
additional shares of capital stock of CIRCA have been issued, except pursuant to the exercise of options outstanding under the CIRCA Stock Option Plans or the exercise of warrants to purchase shares of CIRCA Common Stock outstanding on March 23, 1995. CIRCA has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of CIRCA on any matter. All issued and outstanding shares of CIRCA Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as otherwise disclosed in the CIRCA Disclosure Letter and other than pursuant to the rights agreement described in
Section 5.13 hereof, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate CIRCA or any of its Subsidiaries to issue, transfer, redeem or sell any shares of capital stock of CIRCA or any of its Subsidiaries.

     Section 4.6 Subsidiaries. CIRCA owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such CIRCA Subsidiary) of each of CIRCA's Subsidiaries indicated in the CIRCA Disclosure Letter as being owned by CIRCA. Each of the outstanding shares of capital stock owned by CIRCA of each of CIRCA's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by CIRCA free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The executive officers of CIRCA have no knowledge of any matter which will materially effect the revenue stream that CIRCA currently receives from its Subsidiaries. The following information for each Subsidiary of CIRCA is listed in the CIRCA Disclosure Letter, if applicable: (a) its name and jurisdiction of incorporation or organization; (b) the location of its chief executive office; (c) a summary of its lines of business and products; (d) its authorized capital stock or share capital; and (e) the number of issued and outstanding shares of capital stock or share capital.

     Section 4.7 Other Interests. Except for interests in the CIRCA Subsidiaries and the interests disclosed on the CIRCA Disclosure Letter, neither CIRCA nor any CIRCA Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities and corporate, marketable securities, partnership, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business and other investments the aggregate market value of which is less than $250,000). The executive officers of CIRCA have no knowledge of any matter which will materially effect the revenue stream that CIRCA currently receives from the interests listed on the CIRCA Disclosure Letter.

     Section 4.8 No Violation. Neither the execution and delivery by CIRCA of this Agreement, nor the consummation by CIRCA of the transactions contemplated hereby in accordance with the terms hereof, will (a) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of CIRCA or any of its Subsidiaries; (b) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the CIRCA Stock Option Plans, or any grant or award made under any of the foregoing; (c) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination, or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of CIRCA or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which CIRCA or any of its Subsidiaries is a party, or by which CIRCA or any of its Subsidiaries or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have a CIRCA Material Adverse Effect; (d) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgement, injunction, order or decree binding upon or applicable to CIRCA or any of its Subsidiaries which would have a CIRCA Material Adverse Effect; or
(e) other than the Regulatory Filings, require any material consent, approval or authorization of, or declaration, of or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a CIRCA Material Adverse Effect.

     Section 4.9 Conduct of Business. The business of CIRCA and each of its Subsidiaries is not being conducted in default or violation of any term, condition or provision of (a) its respective Certificate of Incorporation or By-Laws or similar organizational documents; (b) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or agreement of any kind to which CIRCA or any of its Subsidiaries is now a party or by which CIRCA or any of its Subsidiaries or any of their respective properties or assets may be bound; or (c) any federal, state, local or foreign statute, law, ordinance, rule, regulation or approval applicable to CIRCA or any of its Subsidiaries, except, with respect to the foregoing clauses (b) and (c), defaults or violations that would not have a CIRCA Material Adverse Effect.

     Section 4.10 SEC Documents. CIRCA has delivered or made available to Watson each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) prepared by it since January 1, 1993, which reports constitute (as of the date hereof) all of the documents required to be filed by CIRCA with the SEC since such date, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "CIRCA Reports"). As of their respective dates, the CIRCA Reports, as amended and supplemented, and any CIRCA Reports filed after the date hereof and prior to the Effective Time, (a) complied or will comply on or before the Effective Date as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder; and (b) did not or will not when filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of CIRCA included in or incorporated by reference into the CIRCA Reports (including the related notes and schedules) fairly present or will fairly present (when filed) the consolidated financial position of CIRCA and the CIRCA Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of CIRCA included in or incorporated by reference into the CIRCA Reports (including any related notes and schedules) fairly present or will fairly present (when filed) the results of operations, retained earnings or cash flows, as the case may be, of CIRCA and the CIRCA Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Neither CIRCA nor any of the CIRCA Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of CIRCA or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since December 31, 1994 and liabilities reflected in the consolidated balance sheet of CIRCA and the CIRCA Subsidiaries at December 31, 1994 (and the notes thereto).

     Section 4.11 Information Supplied. The information supplied or to be supplied in writing by CIRCA, or any of its officers, directors, representatives, agents or employees, specifically for inclusion or incorporation by reference in (a) the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of CIRCA and Watson, at the time such stockholders vote on adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) the Form S-4, together with all amendments and supplements thereto, will not, at the time the Form S-4 is filed or becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     Section 4.12 Litigation. Except as set forth in the CIRCA Disclosure Letter, there are no actions, suits or proceedings pending against CIRCA or the CIRCA Subsidiaries or, to the knowledge of the executive officers of CIRCA, threatened against CIRCA or the CIRCA Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, none of which, individually or in the aggregate, if decided adversely to CIRCA or such CIRCA Subsidiaries is reasonably likely to have a CIRCA Material Adverse Effect.

     Section 4.13 Products Liability. There is no notice or claim involving any product manufactured, produced, distributed or sold by or on behalf of CIRCA or any of its Subsidiaries resulting from an alleged defect in design, manufacture, materials or workmanship, or any alleged failure to warn, or from any breach of implied warranties or representations, which is likely to have a CIRCA Material Adverse Effect.

     Section 4.14 Absence of Certain Changes. Since December 31, 1994, CIRCA has conducted its business only in the ordinary course of such business, and there has not been (a) any CIRCA Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (c) any material change in its accounting principles, practices or methods, except any such change after the date of this Agreement required by generally accepted accounting principles.

     Section 4.15  Trademarks and Patents.

     (a)  A list of all of CIRCA's and its Subsidiaries'
Proprietary Rights are listed in the CIRCA Disclosure Letter.

     (b) CIRCA owns or possesses adequate licenses or other rights to use any and all of its Proprietary Rights used in or required for its business as currently conducted free and clear of any liens, claims or encumbrances, except where the failure to possess such Proprietary Rights would not have a CIRCA Material Adverse Effect.

     (c) To the knowledge of the executive officers of CIRCA, there are no claims, disputes, actions, proceedings, suits or appeals pending or threatened against CIRCA or any of its Subsidiaries relating to any of its Proprietary Rights which, if adversely determined to CIRCA or any of its Subsidiaries, could reasonably be expected to result in a loss, of any of its Proprietary Rights or any other loss that could reasonably be expected to have a CIRCA Material Adverse Effect.

     (d) To the knowledge of the executive officers of CIRCA, none of its or its Subsidiaries' Proprietary Rights infringes on the proprietary rights of any third party nor is the Proprietary Rights of any third party infringing on the Proprietary Rights of CIRCA or its Subsidiaries, where such infringement could reasonably be expected to result in a loss of any of CIRCA's or its Subsidiaries' Proprietary Rights or any other loss that could reasonably be expected to have a CIRCA Material Adverse Effect.


     (e) Each of CIRCA and its Subsidiaries has not disclosed any of its material trade secrets to any Person without obtaining an agreement obligating the recipient to maintain the confidentiality thereof and CIRCA and its Subsidiaries have taken reasonable security measures to protect the confidentiality and value of its trade secrets.

     (f) Each of CIRCA and its Subsidiaries has not disposed of or granted any license to use any of its Proprietary Rights, nor has either CIRCA or any of its Subsidiaries granted any options to purchase or obtain a license to, or any other lien, claim or encumbrance on, any of its Proprietary Rights.

     Section 4.16 Properties. CIRCA and its Subsidiaries have good and valid title (good and insurable title in the case of owned real property) to all of their assets and properties reflected on the consolidated balance sheet of CIRCA and its Subsidiaries at December 31, 1994 included in the Form 10-K of CIRCA for the year ended December 31, 1994 or thereafter acquired, free and clear of any lien, claim or other encumbrance, except for assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since such date. CIRCA has not received notice that any of its assets or properties is in violation in any material respect of any existing law or any building, zoning, health, safety or other ordinance, code or regulation, except for violations that would not have a CIRCA Material Adverse Effect. The plant, facilities and equipment of CIRCA and its Subsidiaries necessary to the operations of their businesses are in operating condition and repair sufficient for the operation of the business as presently conducted. All material leases of real or personal property to which CIRCA or any of its Subsidiaries is a party are valid and subsisting leases, and, except as terminated in the ordinary course of business, upon consummation of the transactions contemplated hereby, shall continue to entitle CIRCA or such Subsidiary to the use and possession of the real or personal property purported to be covered thereby for the terms specified in such leases and for the purposes for which such real or personal property is now used.

     Section 4.17 Material Contracts. Neither CIRCA nor any of its Subsidiaries is a party to or bound by, and neither they nor their properties are subject to (a) any loan agreements, guaranties or other evidence of indebtedness having in each case a total liability in excess of $250,000; (b) any distributorship, non-employee commission or marketing agent, representative or franchise agreement providing for the marketing and/or sale of the products or services of CIRCA or any of its Subsidiaries; (c) any agreement relating to the ownership or control of any interest in a partnership, corporation, limited liability company, joint venture or other entity or similar arrangement; (d) any employment contracts or consulting arrangements entered into by CIRCA or its Subsidiaries or agreements or arrangements with respect to severance or similar matters; (e) any agreement or arrangement restricting in any manner (i) CIRCA's or any of its Subsidiaries' right to compete with any other person or entity; (ii) CIRCA's or any of its Subsidiaries' right to sell to or purchase from any other person or entity; (iii) the right of any other party to compete with CIRCA or any of its Subsidiaries; or (iv) the ability of such person or entity to employ any of CIRCA's or its Subsidiaries' employees; (f) any secrecy or confidentiality agreement; (g) any contract, agreement or arrangement containing change of control provisions; (h) any agreement or arrangement between CIRCA or any of its Subsidiaries and any of its officers, directors or other Affiliates; (i) any contract, agreement or arrangement requiring a payment in excess of $250,000 in any twelve month period; or (j) any contract, agreement or arrangement required to be disclosed in a Form 10-K or 10-Q under the Exchange Act which is not disclosed in the CIRCA Reports (collectively, the "CIRCA Contracts"). All the CIRCA Contracts are valid, subsisting, in full force and effect, and binding upon CIRCA or its Subsidiaries in accordance with their terms, and, to the best knowledge of the executive officers of CIRCA, binding upon the other parties thereto in accordance with their terms. CIRCA is not (with or without notice or lapse of time or both) in default under any CIRCA Contract nor, to the best knowledge of the executive officers of CIRCA, is any other party to any such contract or other agreement (with or without notice or lapse of time or both) in default thereunder, except for any defaults that would not have a CIRCA Material Adverse Effect. The executive officers of CIRCA are not aware of any matter that would materially effect the revenue stream, if any, that CIRCA currently receives under any CIRCA Contract.

     Section 4.18 Taxes. CIRCA and each of its Subsidiaries (a) have timely filed all material federal, state and foreign tax returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired, and all such returns are complete and accurate in all material respects; (b) have paid or accrued all taxes shown to be due and payable on such returns; (c) have properly accrued all such taxes for such periods subsequent to the periods covered by such returns; and (d) have "open" years for federal income tax returns only as set forth in the CIRCA Disclosure Letter.

     Section 4.19 Employee Benefit Plans. All employee benefit plans and other benefit arrangements covering employees of CIRCA and the CIRCA Subsidiaries (the "CIRCA Benefit Plans") and all employee agreements providing compensation, severance or other benefits to any employee or former employee of CIRCA or any of the CIRCA Subsidiaries are set forth in the CIRCA Disclosure Letter. True and complete copies of all CIRCA Benefit Plans, including any related trust or funding vehicles, policies or contracts, have been made available to Watson. To the extent applicable, the CIRCA Benefit Plans comply, in all material respects, with the requirements of ERISA and the Code, and any CIRCA Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and has been timely amended and filed with the IRS with respect to changes required by the Tax Reform Act of 1986 and subsequent legislation. Neither CIRCA nor any ERISA Affiliate of CIRCA (during the period of its affiliated status and prior thereto, to its knowledge) maintains, contributes to or has in the past maintained or contributed to any benefit plan which is covered by Title IV of ERISA or Section 412 of the Code. CIRCA or any CIRCA Benefit Plan have not incurred any liability or penalty under, and the executive officers of CIRCA do not know of any instance that CIRCA or any CIRCA Benefit Plan may incur any liability or penalty under, Section 4975 of the Code or
Section 502(i) of ERISA. Each CIRCA Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto. To the knowledge of the executive officers of CIRCA, there are no pending or anticipated material claims against or otherwise involving any of the CIRCA Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of CIRCA Benefit Plan activities) has been brought against or with respect to any such CIRCA Benefit Plan, except for any of the foregoing which would not have a CIRCA Material Adverse Effect. All contributions required to be made as of the date hereof to the CIRCA Benefit Plans have been made or provided for. Since September 25, 1980, neither CIRCA nor any ERISA Affiliate of CIRCA (during the period of its affiliated status and prior thereto, to its knowledge) has contributed to, or been required to contribute to, any "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA). CIRCA does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and CIRCA has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. No CIRCA Benefit Plan which is an "employee pension plan" within the meaning of Section 3(3) of ERISA has been completely or partially terminated. None of the CIRCA Benefit Plans has any material unfunded liabilities which are not reflected in the CIRCA Reports.

     Section 4.20 Labor Matters. Neither CIRCA nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the executive officers of CIRCA, threatened against CIRCA or its Subsidiaries relating to their business, except for any such proceeding which would not have a CIRCA Material Adverse Effect. To the knowledge of the executive officers of CIRCA, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of CIRCA or any of its Subsidiaries. There is no labor strike, dispute, slowdown or work stoppage pending or threatened against CIRCA or any of its Subsidiaries nor have they experienced any of the same during the last three years. All employees of CIRCA or any of its Subsidiaries are employed at will. A list of CIRCA's employees who earned in excess of $100,000 during calendar year 1994 or who CIRCA reasonably expects will earn in excess of such amount during calendar year 1995, together with such employee's current job title and salary history during the last three years, is described in the CIRCA Disclosure Letter.

     Section 4.21  Environmental Matters. There are no
Environmental Liabilities of CIRCA that, individually or in the aggregate, have had or would reasonably be expected to have a CIRCA Material Adverse Effect.

     Section 4.22  Takeover Statutes.  No Takeover Statute
applicable to CIRCA or any of its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby.

     Section 4.23 Absence of Indemnifiable Claims, etc. There are no losses, claims, damages, costs, expenses, liabilities or judgements which would entitle any director, officer or employee of CIRCA or any of its Subsidiaries to indemnification by CIRCA under applicable law, the articles of incorporation or by-laws of CIRCA or any of its Subsidiaries or any insurance policy maintained by CIRCA or any of its Subsidiaries.

     Section 4.24 No Brokers. CIRCA has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of CIRCA or Watson to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that CIRCA has retained Bear Stearns & Co. Inc. ("Bear Stearns") and Wertheim Schroder & Co. Incorporated ("Wertheim Schroder") as its financial advisors, the arrangements with which have been disclosed in writing to Watson prior to the date hereof. Other than the foregoing arrangements, CIRCA is not aware of any claim for payment of any finder's fees, brokerage or agent's commission or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transaction contemplated hereby.

     Section 4.25 Opinion of Financial Advisors. CIRCA has received the opinions of Bear Stearns and Wertheim Schroder to the effect that, as of the date hereof, the Merger or the Exchange Ratio, as the case may be, is fair to the holders of CIRCA Common Stock from a financial point of view.

     Section 4.26 Watson Stock Ownership. Neither CIRCA nor any of its Subsidiaries owns any shares of Watson Common Stock or other securities convertible into Watson Common Stock.

     Section 4.27 Pooling of Interests, Tax Reorganization. To the knowledge of the executive officers of CIRCA, neither CIRCA nor any of its Affiliates has taken or failed to take any action which would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC. Neither CIRCA nor any of its Affiliates has not taken or failed to take any action which would prevent the Merger from constituting a reorganization within the meaning of section 368(a) of the Code.


                            ARTICLE V

COVENANTS

     Section 5.1 Alternative Proposals. Prior to the Effective Time, Watson and CIRCA each agree (a) that neither it nor any of its Subsidiaries shall, and it shall direct and cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Watson or CIRCA, as the case may be, or any of its respective Subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 5.1; and (c) that it will notify the other immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section
5.1 shall prohibit the Board of Directors of CIRCA or Watson, as the case may be, from (A) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire CIRCA or Watson, as the case may be, pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of assets, business combination or other similar transaction, if, and only to the extent that, (i) the Board of Directors of CIRCA or Watson, as the case may be, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law; (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, CIRCA or Watson, as the case may be, provides written notice to the other to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity; and (iii) subject to any confidentiality agreement with such person or entity (which CIRCA or Watson, as the case may be, determined in good faith was required to be executed in order for its Board of Directors to comply with its fiduciary duties to stockholders imposed by law), CIRCA or Watson, as the case may be, keeps the other informed of the status of any such discussions or negotiations; and (B) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 5.1 shall (x) permit CIRCA or Watson to terminate this Agreement (except as specifically provided in Article 7 hereof);
(y) permit CIRCA to enter into any agreement with respect to an Alternative Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, CIRCA shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)); or (z) affect any other obligation of CIRCA or Watson under this Agreement.

     Section 5.2 Interim Operations. Prior to the Effective Time, except as set forth in the their respective Disclosure Letters or as contemplated by any other provision of this Agreement, unless the other party has consented in writing thereto, each of CIRCA and
Watson:

          (i) Shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

         (ii) Shall use its reasonable efforts, and shall cause each of its Subsidiaries to use its reasonable efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

        (iii) Shall not amend its Certificate of Incorporation or Bylaws or comparable governing instruments, except as provided in
Section 5.3;

         (iv) Shall promptly notify the other of any material emergency or other material change in its condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its business or of its properties, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach of any representation or warranty contained herein;

          (v) Shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

         (vi) Shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof; (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, other than employee stock options, stock benefits and stock purchases under any stock option, stock benefit or stock purchase plan existing on the date hereof, provided that the aggregate amount of employee stock options granted pursuant to such employee stock option plans shall not exceed 150,000 in the aggregate; (C) increase any compensation or enter into or amend any employment agreement with any of its present or future officers, directors or employees, except for normal increases consistent with past practice and the payment of cash bonuses to officers pursuant to and consistent with existing plans or programs; (D) grant any severance or termination package to any employee or consultant other than consistent with past practice; or (E) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

        (vii) Shall not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests; or (B) directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock of its capital stock of any capital stock of its Subsidiaries, or make any commitment for any such action;

       (viii) Shall not, and shall cause its Subsidiaries to not, enter into any material transaction, or agree to enter into any material transaction, outside the ordinary course of business, including, without limitation, any transaction involving a merger, consolidation, joint venture, partial or complete liquidation or dissolution, reorganization, recapitalization, restructuring or a purchase, sale, lease or other disposition of a substantial portion of assets or capital stock;

         (ix) Shall not, and shall cause its Subsidiaries to not, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of others other than in the ordinary course of its business consistent with past practices, but in no event in an amount exceeding $100,000 individually or $500,000 in the aggregate (other than normal expenditures for the purchase of raw materials or other supplies);

          (x) Shall not, and shall cause its Subsidiaries to not, make any loans, advances or capital contributions to, or investments in, any other Person, except in the ordinary course of business consistent with past practices;

         (xi) Shall not, and shall cause its Subsidiaries to not, make or commit to made any capital expenditures in excess of $100,000 individually or $500,000 in the aggregate other than expenditures included in any such entity's current capital expenditure budget disclosed to the other party hereto or consistent with past practice;

        (xii) Shall not, and shall cause its Subsidiaries to not, apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any affiliate of such party or any of its Subsidiaries or enter into any transaction with any affiliate of such party or any of its Subsidiaries;

       (xiii) Shall not, and shall cause its Subsidiaries to not, alter the manner of keeping its books, accounts or record, or change in any manner the accounting practices therein reflected;

        (xiv) Shall not, and shall cause its Subsidiaries to not, grant or make any mortgage or pledge or subject itself or any of its material properties or assets to any lien, charge or encumbrance of any kind, except lines for taxes not currently due; and

         (xv) Shall maintain, and shall cause its Subsidiaries to maintain, insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are currently in effect.

     Section 5.3 Meetings of Stockholders. Each of Watson and CIRCA will take all action necessary in accordance with applicable law and their respective Certificates of Incorporation and Bylaws to convene a meeting of their respective stockholders as promptly as practicable to consider and vote upon (a) in the case of Watson,
(i) the approval of the Merger, this Agreement and the transactions contemplated hereby (to the extent required by applicable law) and the issuance of the shares of Watson Common Stock pursuant to the Merger contemplated hereby; and (ii) the approval of an amendment to Watson's Certificate of Incorporation to (A) increase the maximum number of authorized shares of Watson Common Stock and (B) create three classes of directors consisting of three persons in each class; and (b) in the case of CIRCA, the approval of the Merger, this Agreement and the transactions contemplated hereby. Each such meeting shall be held on the same day. The Board of Directors of each of Watson and CIRCA shall recommend such approval and Watson and CIRCA shall each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement to their respective stockholders; provided, however, that such recommendation or solicitation is subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Board of Directors of Watson or CIRCA, as the case may be, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law. It shall be a condition to the mailing of the Proxy Statement that (x) Watson shall have received a "comfort" letter from Coopers & Lybrand, independent public accountants for CIRCA, dated the date of the Proxy Statement, with respect to the financial statements of CIRCA included in the Proxy Statement, substantially in the form described in Section 6.3(e) and CIRCA shall use its reasonable best efforts to obtain such letter; and (y) CIRCA shall have received a "comfort" letter from Price Waterhouse, independent public accountants for Watson, dated the date of the Proxy Statement, with respect to the financial statements of Watson included in the Proxy Statement, substantially in the form described in Section 6.2(e) and Watson shall use its reasonable best efforts to obtain such letter.

     Section 5\C  Filings; Other Action.

     (a) Subject to the terms and conditions herein provided, CIRCA and Watson shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.
If, at any time after the Effective Time, any further reasonable action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Watson and CIRCA shall take all such necessary action.

     (b) (i) CIRCA and Watson shall give any notices to third parties, and use all reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement or (B) disclosed or required to be disclosed in the Watson Disclosure Letter or the CIRCA Disclosure Letter, as the case may be.

         (ii) In the event that either party shall fail to obtain any third party consent described in subsection (b)(i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon CIRCA and Watson, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

     (c) From the date of this Agreement until the Effective Time, Watson and CIRCA shall each promptly notify the other in writing of any pending or, to its knowledge, threatened action, proceeding or investigation by any governmental entity or any other person (i) challenging or seeking material damages in connection with the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger, which in either case is reasonably likely to have a Watson Material Adverse Effect or a CIRCA Material Adverse Effect.

     (d) From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of Watson or CIRCA, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant hereto shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

     Section 5.5 Inspection of Records. From the date hereof to the Effective Time, each of CIRCA and Watson shall (a) allow all designated officers, attorneys, accountants and other representatives of the other reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of CIRCA and Watson and their respective Subsidiaries, as the case may be; (b) furnish to the other, the other's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request; and
(c) instruct the employees, counsel and financial advisors of CIRCA or Watson, as the case may be, to cooperate with the other in the other's investigation of the business of it and its Subsidiaries. All information disclosed by a party hereto to the other party hereto and their respective representatives shall be subject to the terms of that certain Non-Disclosure Agreement (the "Confidentiality Agreement") dated as of February 16, 1995 between Watson and CIRCA. Notwithstanding the foregoing, Watson shall not have access to the proprietary scientific data of the Subsidiary of CIRCA listed in Section 5.5 of the CIRCA Disclosure Letter.

     Section 5.6 Publicity. Neither party hereto shall make any press release or public announcement with respect to this Agreement, the Merger or the transaction contemplated hereby without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld); provided, however, that each party hereto may make any disclosure or announcement which such party, in the opinion of its legal counsel, is obligated to make pursuant to applicable law or regulation of any national securities exchange, in which case, the party desiring to make the disclosure shall consult with the other party hereto prior to making such disclosure or announcement.

     Section 5.7 Registration Statement. Watson and CIRCA shall cooperate and promptly prepare and Watson shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Watson Common Stock issuable in the Merger, a portion of which Registration Statement shall also serve as the Proxy Statement.
The respective parties will cause the Proxy Statement and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. Watson shall use all reasonable efforts, and CIRCA will cooperate with Watson, to have the Form S-4 declared effective by the SEC as promptly as practicable. Watson shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. No amendment or supplement to the Proxy Statement will be made by Watson or CIRCA without the approval of the other party. Watson will advise CIRCA, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Watson Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

     Section 5.8 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

     Section 5.9  Affiliate Letters.   At least 30 days prior to
the Closing Date, CIRCA shall deliver to Watson a list of names and addresses of those persons who were, in CIRCA's reasonable judgment, at the record date for its stockholders' meeting to approve the Merger, "affiliates" (each such person, an "Affiliate") of CIRCA within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. CIRCA shall provide Watson such information and documents as Watson shall reasonably request for purposes of reviewing such list. CIRCA shall deliver or cause to be delivered to Watson, prior to the Closing Date, from each of the Affiliates of CIRCA identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit A. Watson shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Watson Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Watson Common Stock, consistent with the terms of such Affiliate Letters.

     Section 5.10 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that (a) the filing fee in connection with the HSR Act filing; (b) the filing fee in connection with the filing of the Form S-4 or Proxy Statement with the SEC; (c) the filing fees in connection with "blue sky" compliance; and (d) the expenses incurred in connection with preparing, printing and mailing the Form S-4 and the Proxy Statement, shall be shared equally by CIRCA and Watson.

     Section 5.11 Insurance; Indemnity. (a) From the Effective Time through the six year anniversary of the Effective Time, Watson shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable law, each person who is now, or has been at any time prior to the date hereof, an officer, director, employee, trustee or agent of CIRCA (or any Subsidiary or division thereof), including, without limitation, each person controlling any of the foregoing persons (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time and including, without limitation, liabilities arising under the Securities Act, the Exchange Act and state corporation laws in connection with the Merger. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) Watson shall pay the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Watson, in advance of the final disposition of any such Action to the full extent permitted by applicable law; provided, however, that Watson shall have no obligation under this clause (i) unless Watson has received an undertaking from the Indemnified Party to promptly return any amounts paid by Watson or its Subsidiaries in the event that it shall ultimately have been determined by a court of competent jurisdiction not subject to further appeal that the Indemnified Party is not entitled to be indemnified under applicable law; and
(ii) Watson and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that Watson shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and provided, further, that Watson shall not be obligated pursuant to this Section to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. All rights to indemnification in respect of any Action made or asserted prior to the sixth anniversary of the Effective Time shall continue until final disposition of such Action.

     (b) Watson shall cause the Surviving Corporation to keep in effect provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and its indemnification of the Indemnified Parties to the fullest extent permitted under applicable law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

     (c) Without in any way limiting any of Watson's other obligations under this Section 5.11 or any other rights to indemnity available, Watson shall use its best efforts to cause to be maintained in effect for not less than two years after the Effective Time, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by CIRCA with respect to matters occurring prior to the Effective Time; provided, however, that (i) Watson may substitute therefor policies of substantially the same coverage containing terms and conditions which are substantially the same for the Indemnified Parties to the extent reasonably available and (ii) Watson shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

     Section 5.12 Restructuring of Merger. Upon the mutual agreement of Watson and CIRCA, the Merger shall be restructured in the form of a forward subsidiary merger of CIRCA into Merger Sub, with Merger Sub being the surviving corporation, or as a merger of CIRCA into Watson, with Watson being the surviving corporation. In such event, this Agreement shall be deemed appropriately modified to reflect such form of merger and CIRCA and Watson may each update their respective Disclosure Letters to reflect any breach of a representation or warranty resulting from such restructuring.

     Section 5.13 Rights Agreement. CIRCA shall take all necessary action prior to the Effective Time to cause the dilution provisions of that certain Stockholder Protection Rights Agreement dated as of November 1, 1991, between CIRCA and American Stock Transfer & Trust Company, as Rights Agent, to be inapplicable to the Merger, without any payment to holders of rights issued pursuant to such Rights Agreement.

     Section 5.14 Governance. (a) Watson shall take such action as may be necessary (including, to the extent necessary, obtaining resignations of its directors) so that the persons listed on
Schedule 5.14 of the Watson Disclosure Letter constitute the entire board of directors of Watson at the Effective Time, with terms expiring as stated on such Schedule. If, prior to the Effective Time, any of such persons shall decline or be unable to serve, a replacement shall be designated in accordance with such Schedule.

     (b) Dr. Allen Chao shall continue to be Chief Executive Officer of Watson at the Effective Time and Dr. Alec Keith shall continue to be Chairman of Watson at the Effective Time. The Board of Directors of Watson shall take all necessary action to cause Dr. Mel Sharoky to be elected as President of Watson at the Effective Time.

     Section 5.15 Pooling; Reorganization. From and after the date hereof and until the Effective Time, neither Watson nor CIRCA nor any of their respective Subsidiaries or other affiliates shall
(a) knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes; (b) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; or (c) enter into any contract, agreement, commitment or arrangement with respect to either of the foregoing. Following the Effective Time, Watson shall use its best efforts to conduct its business in a manner that would not jeopardize the characterization of the Merger as a "pooling of interests" for accounting purposes and as a reorganization within the meaning of Section 368(a) of the Code.

     Section 5.16 Employee Benefit Plans. As soon as practicable after the Closing Date but in no event later than January 1, 1996, Watson shall provide benefits to employees of CIRCA and its Subsidiaries which are substantially similar to the benefits provided to similarly situated employees of Watson and its Subsidiaries. The date(s) on which employees of CIRCA and its Subsidiaries are provided benefits pursuant to the preceding sentence shall be referred to as the "Benefit Plan Transition Dates." Subject to the requirements of applicable law, after the Closing Date, Watson shall cause the Surviving Corporation to maintain the CIRCA Benefit Plans in substantially the same form as in effect on the date of this Agreement until the applicable Benefit Plan Transition Date. Subject to the requirements of applicable law, after the Effective Time, Watson shall provide benefits to employees of CIRCA and its Subsidiaries which are substantially similar to the benefits provided to similarly situated employees of Watson and its Subsidiaries. With respect to the Watson Benefit Plans, Watson shall grant all employees of CIRCA and its Subsidiaries who become participants in such plans after the applicable Benefit Plan Transition Date credit for all services with CIRCA and its Subsidiaries and their respective predecessors prior to the applicable Benefit Plan Transition Date for all purposes for which such service was recognized by CIRCA. To the extent the Watson Benefit Plans provide medical or dental welfare benefits after the applicable Benefit Plan Transition Date, Watson shall cause all pre-existing condition exclusions and actively at work requirements to be waived and Watson shall provide that any expenses incurred on or before the applicable Benefit Plan Transition Date shall be taken into account under the Watson Benefit Plans for purposes of satisfying the applicable deductible, coinsurance and maximum out-of-pocket provisions for such employees and their covered dependents. On and after the Closing Date, Watson shall cause the medical or dental welfare benefit plans covering employees of CIRCA and its Subsidiaries to provide continuation coverage (within the meaning of Section 4980B of the Code) to employees of CIRCA and its Subsidiaries who terminated employment prior to Closing and their dependents.

     Section 5.17 NASD Listing. Watson shall use all reasonable efforts to cause the shares of Watson Common Stock to be issued in the Merger to be approved for listing on the NASDAQ prior to the Effective Time. Watson shall not take any action which would result in the failure to maintain the trading of Watson Common Stock on the NASDAQ.

     Section 5.18 Assumption of Agreements, etc. Watson shall execute such instruments as may be required to assume the obligations of CIRCA pursuant to the agreements listed in Schedule
5.18 of the CIRCA Disclosure Schedule and to effectuate the issuance of options and other arrangements as set forth on such Schedule, which instruments shall be in form and substance reasonably satisfactory to CIRCA.

     Section 5.19 Cause. For purposes of this Article V, the term "cause its Subsidiaries" with respect to any non-wholly owned Subsidiary shall mean that to the extent that CIRCA or Watson (as the case may be) or any of its officers, directors or representa-tives are requested to or otherwise propose to consent to or approve any action proposed to be taken by such Subsidiary, whether in their individual capacity or in any other capacity, that neither CIRCA or Watson (as the case may be) nor its officers, directors or representatives shall give such consent or approval, or vote in favor of such action, without the approval of the other party hereto.


                           ARTICLE VI

CONDITIONS

     Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

     (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law or by the applicable regulations of any stock exchange or other regulatory body, as the case may be, by the holders of the issued and outstanding shares of capital stock of CIRCA and Watson, respectively.

     (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (c) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect or materially changes the terms or conditions of this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

     (d) The Form S-4 shall have been declared effective by the SEC and shall be effective at the Effective Time, and no stop order suspending the effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the Watson Common Stock to be issued to CIRCA stockholders in connection with the Merger shall have been received.

     (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Watson Material Adverse Effect or a CIRCA Material Adverse Effect, as the case may be, following the Effective Time.

     (f)  Watson and CIRCA shall each have received from Price
Waterhouse an opinion that the Merger will be treated as a "pooling of interests" under applicable accounting standards.

     (g) The Watson Common Stock to be issued to CIRCA stockholders in connection with the Merger shall have been authorized for trading on the NASDAQ, subject only to official notice of issuance.

     (h) In the event dissenters' rights are available to CIRCA stockholders, the holders of not more than ten percent (10%) of the outstanding CIRCA Common Stock shall have perfected dissenters' rights under applicable law.

     Section 6.2  Conditions to Obligation of CIRCA to Effect the
Merger. The obligation of CIRCA to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) Watson shall have performed, in all material respects, all of its agreements contained herein that are required to be performed by Watson on or prior to the Closing Date, and CIRCA shall have received a certificate of the President or a Vice President of Watson, dated the Closing Date, certifying to such effect.

     (b) The representations and warranties of Watson and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing, except where the failure to be so true and correct would not have a Watson Material Adverse Effect, and CIRCA shall have received a certificate of the President or a Vice President of Watson, dated the Closing Date, certifying to such effect.

                               48
     (c) CIRCA shall have received from Watson certified copies of the resolutions of Watson's and Merger Sub's Boards of Directors approving and adopting this Agreement and the transactions contemplated hereby.

     (d) CIRCA shall have received the opinion of Schulte Roth & Zabel special counsel to CIRCA, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that CIRCA and Watson will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

     (e) CIRCA shall have received a "comfort" letter from Coopers & Lybrand, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), dated the Closing Date, in form and substance reasonably satisfactory to CIRCA, in connection with the procedures undertaken by them with respect to the financial statements of Watson and its Subsidiaries contained in the Form S-4 and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger.

     (f)  CIRCA shall have received the updated opinions of Bear
Stearns and Wertheim Schroder dated the date of the Proxy
Statement, to the effect that the Merger or the Exchange Ratio, as the case may be, is fair to CIRCA's shareholders from a financial point of view.

     Section 6.3 Conditions to Obligation of Watson and Merger Sub to Effect the Merger. The obligations of Watson and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) CIRCA shall have performed, in all material respects, all of its agreements contained herein that are required to be performed by CIRCA on or prior to the Closing Date, and Watson shall have received a certificate of the President or a Vice
President of CIRCA, dated the Closing Date, certifying to such effect.

     (b) The representations and warranties of CIRCA contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing, except where the failure to be so true and correct would not have a CIRCA Material Adverse Effect, and Watson shall have received a certificate of the President or a Vice President of CIRCA, dated the Closing Date, certifying to such effect.

                               49

     (c) Watson shall have received from CIRCA certified copies of the resolutions of CIRCA's Board of Directors approving and adopting this Agreement and the transactions contemplated hereby.

     (d) Watson shall have received the opinion of D'Ancona & Pflaum, special counsel to Watson, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that CIRCA and Watson will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

     (e) Watson shall have received a "comfort" letter from Price Waterhouse, of the kind contemplated by the AICPA Statement, dated the Closing Date, in form and substance reasonably satisfactory to Watson, in connection with the procedures undertaken by them with respect to the financial statements and other financial information of CIRCA and its Subsidiaries contained in the Form S-4 and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger.

     (f) Watson shall have received the updated opinion of DLJ, dated the date of the Proxy Statement, to the effect that the number of shares of Watson Common Stock to be issued by Watson in the Merger in exchange for each share of CIRCA Common Stock is fair to Watson's stockholders from a financial point of view.


                           ARTICLE VII

TERMINATION

     Section 7.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of CIRCA and/or Watson, by the mutual consent of Watson and CIRCA.

     Section 7.2 Termination by Either Watson or CIRCA. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Watson or CIRCA if (a) the Merger shall not have been consummated by December 1, 1995; provided, however, that the right to terminate this Agreement under this Section 7.2(a) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date; (b) the approval of CIRCA's stockholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof; provided, however, that CIRCA shall not have the right to terminate this Agreement under this Section 7.2(b) if CIRCA caused (directly or indirectly) or aided in the failure to obtain such approval; (c) the approval


                               50

of Watson's stockholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof; provided, however, that Watson shall not have the right to terminate this Agreement under this Section 7.2(c) if Watson caused (directly or indirectly) or aided in the failure to obtain such approval; or (d) a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action either (i) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or
(ii) compelling Watson, Merger Sub or the Surviving Corporation to dispose of or hold separate all or a material portion of the respective businesses or assets of Watson and CIRCA, and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have used all reasonable efforts to remove such injunction, order or decree.

     Section 7.3 Termination by CIRCA. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of CIRCA referred to in Section 6.1(a), by action of the Board of Directors of CIRCA, if (a) CIRCA receives an Alternative Proposal and the Board of Directors of CIRCA determines in good faith and pursuant to the exercise of its fiduciary duties to its stockholders, to accept such Alternative Proposal, and the Board of Directors of CIRCA recommends or resolves to accept or recommend to CIRCA's stockholders such Alternative Proposal; (b) the Board of Directors of CIRCA determines in good faith and pursuant to the exercise of its fiduciary duties, to withdraw its recommendation of this Agreement and/or the Merger; (c) the Board of Directors of Watson shall have (i) recommended an Alternative Proposal to Watson stockholders or (ii) withdrawn or modified in a manner materially adverse to CIRCA, its approval or recommendation of this Agreement and/or the Merger (other than upon the happening of an event described in Sections 7.4(d) or 7.4(e)); (d) there has been a breach by Watson or Merger Sub of any representation or warranty contained in this Agreement which would have a Watson Material Adverse Effect; (e) there has been a material breach of any of the material covenants or agreements set forth in this Agreement on the part of Watson, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by CIRCA to Watson; (f) any person, after the date hereof, shall become the beneficial owner (directly or indirectly) of twenty percent (20%) of more of the outstanding shares of Watson Common Stock or any person (other than CIRCA or its Subsidiaries) shall have commenced a bona fide tender offer or exchange to acquire at least twenty percent (20%) of the then outstanding shares of Watson Common Stock or (g) on the Determination Date the Average Closing Price is less than $25.00 and on or before the Response Date, Watson does not deliver to CIRCA the Adjustment Notice. For purposes of this paragraph, "Determination Date" shall

                               51

mean the thirteenth business day prior to the stockholders' meetings described in Section 5.3; "Response Date" shall mean the second business day after the Determination Date; and "Adjustment Notice" shall mean written notice delivered by Watson to CIRCA on or prior to the Response Date stating that Watson has elected to adjust the Exchange Ratio such that stockholders of CIRCA will receive, for each share of CIRCA Common Stock held immediately prior to the Effective Time, that number of shares of Watson Common Stock with an aggregate value (based on the Average Closing Price) of $21.50.

          If Watson timely delivers to CIRCA the Adjustment Notice, as promptly as practical, and in no event later than the tenth business day prior to the stockholders' meetings described in
Section 5.3, in compliance with applicable law: (i) CIRCA and Watson agree to mail to their respective stockholders notice of the adjusted Exchange Ratio (the "Stockholder Notice") and (ii) Watson agrees to amend the Form S-4 to include the Stockholder Notice. In the event CIRCA or Watson is required by applicable law to postpone its stockholders' meeting in connection with this Section, CIRCA or Watson, as the case may be, shall postpone such meeting for the minimum period required under applicable law. The calculation of all dollar amounts and other figures pursuant to this Section shall be appropriately adjusted in the event that after the date of this Agreement and prior to the date of any such calculation, the outstanding shares of CIRCA Common Stock or Watson Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

     Section 7.4 Termination by Watson. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of Watson referred to in Section 6.1(a), by action of the Board of Directors of Watson, if (a) Watson receives an Alternative Proposal and the Board of Directors of Watson determines in good faith and pursuant to the exercise of its fiduciary duties to its stockholders, to accept such Alternative Proposal, and the Board of Directors of Watson recommends or resolves to accept or recommend to Watson's stockholders such Alternative Proposal; (b) the Board of Directors of Watson determines in good faith and pursuant to the exercise of its fiduciary duties, to withdraw its recommendation of this Agreement and/or the Merger; (c) the Board of Directors of CIRCA shall have (i) recommended an Alternative Proposal to CIRCA stockholders or (ii) withdrawn or modified in a manner materially adverse to Watson, its approval or recommendation of this Agreement or the Merger (other than upon the happening of an event described in Sections 7.3(d) or 7.3(e)); (d) there has been a breach by CIRCA of any representation or warranty contained in this Agreement which would have a CIRCA Material Adverse Effect; (e) there has been a material breach of any of the material covenants or agreements set

                               52

forth in this Agreement on the part of CIRCA, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Watson to CIRCA; or (f) any person, after the date hereof, shall become the beneficial owner (directly or indirectly) of twenty percent (20%) of more of the outstanding shares of CIRCA Common Stock or any Person (other than Watson or its Subsidiaries) shall have commenced a bona fide tender offer or exchange to acquire at least twenty percent (20%) of the then outstanding shares of CIRCA Common Stock.

     Section 7.5  Effect of Termination and Abandonment.

     (a) In the event that this Agreement is terminated by CIRCA pursuant to Section 7.3(a) or 7.3(b) (other than upon the happening of an event described in Sections 7.3(d) or 7.3(e)) or by Watson pursuant to Section 7.4(c), then CIRCA shall promptly pay Watson a fee in an amount equal to the sum of (x) $15,000,000; plus (y) all actual out-of-pocket costs and expenses of Watson and Merger Sub incurred in connection with this Agreement and the consummation and negotiation of the transactions contemplated hereby, including, without limitation, legal, professional and service fees and expenses, which amount shall be payable by wire transfer of same day funds. CIRCA acknowledges that the agreements contained in this Section 7.5(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Watson and Merger Sub would not enter into this Agreement. Accordingly, if CIRCA fails to promptly pay the amount due pursuant to this Section 7.5(a), and, in order to obtain such payment, Watson or Merger Sub commences a suit which results in a final, non-appealable judgment against CIRCA for the fee set forth in this
Section 7.5(a), CIRCA shall pay to Watson its costs and expenses (including attorneys' fees) incurred by Watson in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum.

     (b) In the event that this Agreement is terminated by Watson pursuant to Section 7.4(a) or 7.4(b) (other than upon the happening of an event described in Sections 7.4(d) or 7.4(e)) or by CIRCA pursuant to Section 7.3(c) (subject to the proviso to this sentence), then Watson shall promptly pay CIRCA a fee in an amount equal to the sum of (x) $15,000,000; plus (y) all actual out-of-pocket costs and expenses of CIRCA incurred in connection with this Agreement and the consummation and negotiation of the transactions contemplated hereby, including, without limitation, legal, professional and service fees and expenses, which amount shall be payable by wire transfer of same day funds; provided, however, that no payments shall be made pursuant to this Section 7.5(b) in the case of a termination by CIRCA with respect to an Alternative Proposal of Watson, the consummation of which is not conditioned on the termination of this Agreement (an "Available Transaction"). Watson acknowledges that the agreements contained in this Section 7.5(b) are an integral part of the transactions contemplated by

                               53

this Agreement, and that, without these agreements, CIRCA would not enter into this Agreement. Accordingly, if Watson fails to promptly pay the amount due pursuant to this Section 7.5(b), and, in order to obtain such payment, CIRCA commences a suit which results in a final, non-appealable judgment against Watson for the fee set forth in this Section 7.5(b), Watson shall pay to CIRCA its costs and expenses (including attorneys' fees) incurred by CIRCA in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum.

     (c) If this Agreement is (i) terminated by CIRCA pursuant to Sections 7.3(d) or 7.3(e); or (ii) by Watson pursuant to Sections, 7.4(d) or 7.4(e), the non-terminating party shall reimburse the terminating party for all actual out-of-pocket costs and expenses incurred by such terminating party in connection with this Agreement and the consummation and negotiation of the transactions contemplated hereby, including, without limitation, legal, professional and service fees and expenses, which amount shall be payable by wire transfer of same day funds.

     (d) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 7.5 and the provisions of Sections 5.6, 5.10, 8.3, 8.4, 8.6, 8.8, 8.9, 8.12 and
8.13, which obligations shall survive the termination of this Agreement.

     Section 7.6 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                          ARTICLE VIII

GENERAL PROVISIONS

     Section 8.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and, shall not survive the Merger, provided, however, that the agreements contained in Sections 1.4,

                               54

1.5, 1.6, 1.7, 1.8, 5.11, 5.14, 5.15, 5.16, 5.17 and 5.18 and this
Article 8 and the agreements delivered pursuant to this Agreement shall survive the Merger.

     Section 8.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Watson or Merger Sub:        If to CIRCA:

Watson Pharmaceuticals, Inc.       CIRCA Pharmaceuticals, Inc.
311 Bonnie Circle                  33 Ralph Avenue
Corona, California 91720           Copiague, New York  11726
Fax: (909) 270-1096                Fax: (516) 789-3331
Attn: Dr. Allen Chao               Attn: Dr. Melvin Sharoky

With copies to:                    With copies to:

D'Ancona & Pflaum                  Schulte Roth Zabel
30 North LaSalle, Suite 2900       900 Third Avenue
Chicago, Illinois  60602           New York, NY  10022
Fax: (312) 580-0923                Fax (212) 593-5955
Attn: Michel J. Feldman            Attn: Marc Weingarten

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     Section 8.3 Assignment, Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 1.4, 1.5, 1.6, 1.7, 1.8, 2.3, 2.4, 5.11, 5.14, 5.16 and 5.18, nothing in this
Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     Section 8.4 Entire Agreement. This Agreement, the Exhibit, the CIRCA Disclosure Letter, the Watson Disclosure Letter, the Confidentiality Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and

                               55

supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     Section 8.5 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of CIRCA and Watson, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New
York without regard to its rules of conflict of laws.

     Section 8.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

     Section 8.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

     Section 8.9 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     Section 8.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     Section 8.11 Incorporation of Exhibits. The CIRCA Disclosure Letter, the Watson Disclosure Letter and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     Section 8.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of

                               56

such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     Section 8.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and

                               57


to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                   WATSON PHARMACEUTICALS, INC.

ATTEST:

By:  /s/ Michel J. Feldman         By:  /s/ Allen Chao, M.D.
     Michel J. Feldman, Assistant       Title:  President
       Secretary

                                   GUM ACQUISITION CORP.

ATTEST:

By:  /s/ Michel J. Feldman         By:  /s/ Allen Chao, M.D.
     Michel J. Feldman, Assistant       Title:  President
       Secretary

                                   CIRCA PHARMACEUTICALS, INC.

ATTEST:

By:  /s/ Gwen Gerrick              By:  /s/ Melvin Sharoky, M.D.
     Gwen Gerrick, Secretary            Title:  President



                               58